Exhibit 10.41
DESCRIPTION OF
ZIX CORPORATION 2006 MANAGEMENT VARIABLE COMPENSATION PLAN
          The Company’s 2006 Management Variable Compensation Plan (the “Plan”) provides for variable compensation to be paid to certain Company employees, based upon the achievement by December 31, 2006 relative to the metrics listed below. A total of $639,000 is available for payment under the Plan. A total of nine employees are eligible to participate in the Plan, as of February 28, 2006.
Achievement of Plan based on performance in these full-year business areas:
Secure Messaging — New First Year Orders
Core Product Revenue Growth
Number of New Healthcare Payors for the Company’s e-prescribing Service
New Physicians Sponsored by Healthcare Payors
Active Physician Prescribers
Script Volume Per Quarter (by Q4)
Average Script Fee (by Q4)
Ending (Q4 06) Cash Burn PocketScript
Non-restricted Cash Balance as of December 31, 2006